Exhibit (a)(1)

CUBIST PHARMACEUTICALS, INC.

FUNDAMENTAL CHANGE REPURCHASE RIGHT NOTICE, NOTICE OF RIGHT TO CONVERT, NOTICE OF ENTRY INTO SUPPLEMENTAL INDENTURE AND OFFER TO REPURCHASE

TO HOLDERS OF

2.50% Convertible Senior Notes Due 2017 (CUSIP Number 229678AD9)

1.125% Convertible Senior Notes due 2018 (CUSIP Number 229678AF4)

1.875% Convertible Senior Notes due 2020 (CUSIP Number 229678AH0)

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of (i) that certain indenture, dated as of October 25, 2010, as supplemented by the Supplemental Indenture, dated as of January 21, 2015 (the “2017 Indenture”), between Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), relating to the Company’s 2.50% Convertible Senior Notes due 2017 (the “2017 Convertible Notes”), (ii) that certain indenture dated as of September 10, 2013, as supplemented by the Supplemental Indenture, dated as of January 21, 2015 (the “2018 Indenture”), between the Company and the Trustee, relating to the Company’s 1.125% Convertible Senior Notes due 2018 (the “2018 Convertible Notes”), and (iii) that certain indenture dated September 10, 2013, as supplemented by the Supplemental Indenture, dated as of January 21, 2015 (the “2020 Indenture” and together with the 2017 Indenture and 2018 Indenture, the “Indentures”) between the Company and the Trustee, relating to the Company’s 1.875% Convertible Senior Notes due 2020 (the “2020 Convertible Notes” and together with the 2017 Convertible Notes and 2018 Convertible Notes, the “Notes”) that each holder (each, a “Holder”) of the Notes has the right (the “Fundamental Change Repurchase Right”), at the Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on February 23, 2015 (the “Fundamental Change Repurchase Date”). The repurchase price (the “Fundamental Change Repurchase Price”) to be paid by the Company for Notes validly surrendered and not validly withdrawn will be 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Repurchase Date.

Holders may exercise their Fundamental Change Repurchase Right by providing notice (the “Fundamental Change Repurchase Notice”) to The Bank of New York Mellon Trust Company, N.A., as paying agent (the “Paying Agent”), at any time prior to the end of the day, immediately after 11:59 p.m., Eastern time, on February 19, 2015 (the “Fundamental Change Expiration Time”) and by delivering the Notes described in the Fundamental Change Repurchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice. The Trustee has informed the Company that, as of the date hereof, all Notes are held through The Depository Trust Company (“DTC”) and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered through the transmittal procedures of DTC. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Repurchase Notice and surrender your Notes for repurchase.

Any Holder may withdraw its submission of a Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time prior to the Fundamental Change Expiration Time. The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time will be paid by the Paying Agent, on the later of the Fundamental Change Repurchase Date and the time of book-entry transfer of such Notes to the Paying Agent. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the applicable Indenture, the Notes and this Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase (this “Notice”) and any related notice materials, as amended and supplemented from time to time.

Pursuant to the Agreement and Plan of Merger, dated as of December 8, 2014, among the Company, Merck & Co., Inc., a New Jersey corporation (“Parent”), Mavec Corporation, a Delaware corporation and wholly-owned Subsidiary of Parent (“Purchaser”), Purchaser commenced a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) for $102.00 per Share, net to the seller in cash, without interest, but subject to the required withholding of interest. The Offer expired at the end of the day, immediately after 11:59 p.m., Eastern time, on January 20, 2015, and the tendered Shares were accepted for payment by Purchaser on January 21, 2015. Later in the day, on January 21, 2015, Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and thereby becoming a wholly owned subsidiary of Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) in the treasury of the Company or by Parent, Purchaser or any of Parent’s other subsidiaries, which Shares will be canceled and will cease to exist or (ii) by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be automatically canceled and converted into the right to receive $102.00 per Share in cash (the “Merger Consideration”), without interest, but subject to any required withholding of taxes. As a result of the Merger, the Company ceased to be a publicly traded company (the “Delisting”) and will become wholly-owned by Parent. As a result of each of the consummation of the Offer, the completion of the Merger, and the Delisting, a Fundamental Change (as defined in the applicable Indenture, a “Fundamental Change”) occurred on January 21, 2015, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. The Fundamental Change also constitutes a Make-Whole Fundamental Change (as defined in the applicable Indenture, a “Make-Whole Fundamental Change”) due to the consummation of the Offer and completion of the Merger.

Alternative to the Fundamental Change Repurchase Right:

You May Elect to Convert Your Notes

Each Indenture provides that, as a result of the consummation of the Offer, the completion of the Merger, and the Delisting, and notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the Holder, at any time beginning on December 10, 2014 until the end of the day, immediately after 11:59 p.m., Eastern time, on February 23, 2015 (the “Conversion Period”). If you would like to convert your Notes, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to The Bank of New York Mellon Trust Company, N.A., as conversion agent (the “Conversion Agent”), through the transmittal procedures of DTC, prior to the end of the Conversion Period. See “Section 2.3—Conversion Rights of the Holders” for further information on how to deliver Notes for conversion. You may not convert any Notes with respect to which you have already delivered a Fundamental Change Repurchase Notice unless you have validly withdrawn such Fundamental Change Repurchase Notice in accordance with the procedures described in this Notice. Notes properly surrendered for conversion may not be withdrawn.

Pursuant to the terms of each Indenture, in connection with the consummation of the Merger, the Company entered into a Supplemental Indenture with respect to each Indenture providing that, following the effective date of the Merger, the Notes are convertible into the Merger Consideration that a Holder would have been entitled to receive upon the consummation of the Merger had each $1,000 principal amount of the Notes been converted into a number of Shares equal to the Conversion Rate (as defined in the applicable Indenture, and taking into the account the make-whole premium due to any Holder converting such Notes in connection with the consummation of the Offer and the completion of the Merger, the “Conversion Rate”) immediately prior to the consummation of the Merger. As a result, the Company’s conversion obligation with respect to Notes that are converted during the Conversion Period will be fixed at an amount in cash, equal to the Conversion Rate of 34.66199631 for the 2017 Convertible Notes, 13.17448859 for the 2018 Convertible Notes and 13.51652926 for the 2020 Convertible Notes, multiplied by $102.00 (i.e., the Merger Consideration). As a result, you will be entitled to receive $3,535.52 in cash per $1,000 aggregate principal amount of 2017 Convertible Notes, $1,343.80 in cash per $1,000 aggregate principal amount of 2018 Convertible Notes and $1,378.69 in cash per $1,000 aggregate principal amount of 2020 Convertible Notes validly surrendered for conversion and not validly withdrawn during the Conversion Period. See “Section 2.3 – Conversion Rights of the Holders” below for a comparison of the amount you currently would receive if your Notes are converted during the Conversion Period and the amount you would receive if your Notes are repurchased through exercise of the Fundamental Change Repurchase Right. The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right.

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The value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is substantially less than the funds that you would receive if you converted your Notes during the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company or Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

This Notice constitutes the “Fundamental Change Repurchase Right Notice” required to be delivered pursuant to Section 3.02(b) of each Indenture in relation to each Fundamental Change identified herein. This Notice also constitutes the notice of the Holder’s right to convert required to be delivered pursuant to Section 4.04(b) of the applicable Indenture with respect to the consummation of the Offer, closing of the Merger and the Delisting. Finally, this Notice constitutes the notice required to be delivered to Holders pursuant to Section 4.07(b) of the applicable Indenture in connection with the entry into the applicable Supplemental Indenture.

The Paying Agent and Conversion Agent is:

The Bank of New York Mellon Trust Company, N.A.

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:

The Bank of New York Mellon P.O. Box 396 East Syracuse, NY 13057 Attn: Debt Processing Unit (ACT)	The Bank of New York Mellon 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Corporate Trust Window	The Bank of New York Mellon 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Corporate Trust Window

Or

By Facsimile Transmission:

(732) 667-9408

Phone Number:

(315) 414-3362

Email: CT_REORG_UNIT_INQUIRIES@bnymellon.com

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

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No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not under any circumstances create any implication that the information contained in this Notice is current as of any time subsequent to the date of such information. None of the Company or Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right (the “Fundamental Change Repurchase Right”) of each holder of (i) the 2.50% Convertible Senior Notes due 2017(the “2017 Convertible Notes”), (ii) the 1.125% Convertible Senior Notes due 2018 (the “2018 Convertible Notes”) and (iii) the 1.875% Convertible Senior Notes due 2020 (the “2020 Convertible Notes” and together with the 2017 Convertible Notes and 2018 Convertible Notes, the “Notes”) to require the Company to repurchase, and the obligation of the Company to repurchase, the Notes, subject to the terms and conditions of the applicable Indenture (as defined below), the Notes and this Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase (this “Notice”) and related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, we urge you to read carefully the remainder of this Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “the Company,” “we,” “our,” or “us” in this Notice include Cubist Pharmaceuticals, Inc.

Who is offering to repurchase my Notes?

Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is a biopharmaceutical company focused on the research, development and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment, and, following the consummation of the Merger (as defined below), became a wholly owned subsidiary of Merck & Co., Inc, a New Jersey corporation (“Parent”), a global health care company. (See “Section 1.1—The Company”)

Why is the Company offering to repurchase my Notes?

Pursuant to the terms of each Indenture (as defined below) and the Notes, upon a Fundamental Change (as defined in the applicable Indenture, a “Fundamental Change”), each holder (each, a “Holder”) of the Notes may require us to repurchase some or all of its Notes at a repurchase price in cash equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Repurchase Date (as defined below) (the “Fundamental Change Repurchase Price”). Pursuant to the Agreement and Plan of Merger, dated as of December 8, 2014 (the “Merger Agreement”), among the Company, Parent, and Mavec Corporation, a Delaware corporation (“Purchaser”), Purchaser commenced a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) for $102.00 per Share, net to the seller in cash, without interest. The Offer expired at the end of the day, immediately after 11:59 p.m., Eastern time, on January 20, 2015, and the tendered Shares were accepted for payment by Purchaser on January 21, 2015. Later in the day, on January 21, 2015, Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and thereby becoming a wholly owned subsidiary of Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) in the treasury of the Company or by Parent, Purchaser or any of Parent’s other subsidiaries, which Shares will be canceled and will cease to exist or (ii) by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be automatically canceled and converted into the right to receive $102.00 per Share in cash (the “Merger Consideration”), without interest, but subject to any required withholding of taxes. As a result of the Merger, the Company ceased to be a publicly traded company (the “Delisting”) and will become wholly-owned by Parent. As a result of each of the consummation of the Offer, the completion of the Merger and the Delisting, a Fundamental Change occurred on January 21, 2015, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. The Fundamental Change also constitutes a Make-Whole Fundamental Change due to the consummation of the Offer and completion of the Merger. (See “Section 2.1—The Company’s Obligation to Repurchase the Notes”)

What Notes are the Company obligated to repurchase?

We are obligated to repurchase all of the Notes, or any portion of the principal amount thereof that is equal to or an integral multiple of $1,000, validly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder, and not validly withdrawn. As of January 20, 2015, there was $228,790,000 aggregate principal amount of 2017 Convertible Notes outstanding under the Indenture, dated as of October 25, 2010, as supplemented by the Supplemental Indenture, dated as of January 21, 2015 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “2017 Indenture”), 350,000,000 aggregate principal amount of 2018 Convertible Notes outstanding under the Indenture, dated as of September 10, 2013, as supplemented by the Supplemental Indenture, dated as of January 21, 2015 between the Company and the Trustee (the “2018 Indenture”), 450,000,000 aggregate principal amount of 2020 Convertible Notes outstanding under the Indenture, dated as of September 10, 2013, as supplemented by the Supplemental Indenture, dated as of January 21, 2015 between the Company and the Trustee (the “2020 Indenture” and together with the 2017 Indenture and 2018 Indenture, the “Indentures”). (See “Section 2. —Information Concerning the Notes”)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of each Indenture and the Notes, we will pay, in cash, the Fundamental Change Repurchase Price, which is equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, February 23, 2015 (the “Fundamental Change Repurchase Date”), with respect to any and all Notes validly surrendered through a notice (“Fundamental Change Repurchase Notice”) delivered to The Bank of New York Mellon Trust Company, N.A., as paying agent (the “Paying Agent”), and not validly withdrawn prior to the end of the day, immediately after 11:59 p.m., Eastern time, on February 19, 2015 (the “Fundamental Change Expiration Time”), and which Notes are subsequently delivered by book-entry transfer to the Paying Agent. Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date in an amount equal to the following computation multiplied by each $1,000 of principal amount surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid (November 1, 2014 with respect to the 2017 Convertible Notes, September 1, 2014 with respect to the 2018 Convertible Notes, and September 1, 2014 with respect to the 2020 Convertible Notes) to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on the Notes that are surrendered for repurchase will be approximately $7.99 per $1,000 principal amount of 2017 Convertible Notes surrendered, $5.47 per $1,000 principal amount of 2018 Convertible Notes surrendered, and $9.11 per $1,000 principal amount of 2020 Convertible Notes surrendered, assuming a Fundamental Change Repurchase Date of February 23, 2015. The Company therefore estimates that the Fundamental Change Repurchase Price on such Notes will be approximately $1,007.99 per $1,000 principal amount of 2017 Convertible Notes surrendered, $1,005.47 per $1,000 principal amount of 2018 Convertible Notes surrendered, and $1,009.11 per $1,000 principal amount of 2020 Convertible Notes surrendered. (See “Section 2.2 —Repurchase Price”)

How will the Company fund the repurchase of the Notes?

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $230,617,180 with respect to the 2017 Convertible Notes, $351,914,063 with respect to the 2018 Convertible Notes, and $454,101,563 with respect to the 2020 Convertible Notes. The Company expects to fund the repurchase from available cash on hand and funds made available by Parent.

The repurchase of Notes pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof. (See “Section 5. —Payment for Surrendered Notes; Source and Amount of Funds”)

How can I determine the market value of the Notes?

As of January 20, 2015, the most recent closing price of the 2017 Convertible Notes, 2018 Convertible Notes and 2020 Convertible Notes in the over-the-counter market as quoted on Bloomberg was $349.00, $134.25, and $137.07, respectively, per $1,000 principal amount. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of the Shares (to the extent such Shares are traded) and the market for similar Notes. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Fundamental Change Repurchase Right. The closing of the Merger resulted in the Shares no longer being traded on the NASDAQ Global Select Market. The Shares were previously traded on NASDAQ Global Select Market under the symbol “CBST.” On January 21, 2015, the last reported sale price of the Shares on NASDAQ Global Select Market was $101.94 per Share. (See “Section 2.4 —Market for the Notes and the Shares”)

Are my Notes currently convertible?

Yes. As a result of the consummation of the Offer, the completion of the Merger and the Delisting, Holders of Notes currently have the right to convert their Notes until the end of the day, immediately after 11:59 p.m., Eastern time, on February 23, 2015 (the “Conversion Period”) at the applicable conversion rate under the Indenture.

If you do not exercise your Fundamental Change Repurchase Right in accordance with the terms of this Notice, you will retain the conversion rights associated with your Notes until the conclusion of the Conversion Period. If you deliver a Fundamental Change Repurchase Notice to the Paying Agent, you may not surrender such Notes for conversion unless you validly withdraw such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. If you surrender your Notes for conversion at any time, you will no longer be able to exercise the Fundamental Change Repurchase Right. (See “Section 2.3 —Conversion Rights of the Holders”)

What consideration will I receive if I convert my Notes during the Conversion Period?

Pursuant to the terms of each Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into a Supplemental Indenture with respect to each Indenture providing that, following the Merger, the Notes are convertible into the Merger Consideration that a Holder would have been entitled to receive upon the consummation of the Merger had each $1,000 principal amount of the Notes been converted into a number of Shares equal to the Conversion Rate (as defined in the applicable Indenture, and taking into the account the make-whole premium due to any Holder converting such Notes in connection with the consummation of the Offer and the completion of the Merger, the “Conversion Rate”) immediately prior to the consummation of the Merger.

As a result, if you decide to convert your Notes, the Company’s conversion obligation with respect to Notes that are converted during the Conversion Period will be fixed at an amount in cash, equal to the Conversion Rate of 34.66199631 for the 2017 Convertible Notes, 13.17448859 for the 2018 Convertible Notes, and 13.51652926 for 2020 Convertible Notes, multiplied by $102.00. As a result, you will be entitled to receive $3,535.52 in cash per $1,000 aggregate principal amount of 2017 Convertible Notes, $1,343.80 in cash per $1,000 principal amount of the 2018 Convertible Notes, and $1,378.69 in cash per $1,000 aggregate principal amount of the 2020 Convertible Notes validly surrendered for conversion during the Conversion Period and not validly withdrawn. See “Examples of Your Consideration Alternatives” on page 11 below for a comparison of the estimated amount you would receive if your Notes are converted during the Conversion Period and the estimated amount you would receive if your Notes are repurchased through exercise of the Fundamental Change Repurchase Right. (See “Section 2.3 —Conversion Rights of the Holders”)

What is the relationship between the offer to repurchase and the convertibility of the Notes?

The right to exercise the Fundamental Change Repurchase Right is a separate right from the right to convert the Notes. If you do exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. If you do not exercise your Fundamental Change Repurchase Right, your conversion rights will not be affected. If you have exercised your conversion right and converted your Notes, you may not surrender such Notes under the Fundamental Change Repurchase Right. (See “Section 2.3 —Conversion Rights of the Holders”)

What does the Board of Directors of the Company think of the Fundamental Change Repurchase Right and the conversion rights?

The Board of Directors of the Company has not made any recommendation as to whether you should surrender your Notes for repurchase under the Fundamental Change Repurchase Right or whether you should exercise your conversion rights. You must make your own decision as to whether or not to surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. The Fundamental Change Repurchase Right, our offer to repurchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Notice, are based solely on the requirements of the applicable Indenture and the Notes. (See “Section 2.3 —Conversion Rights of the Holders”)

When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at the end of the day, immediately after 11:59 p.m., Eastern time, on February 19, 2015, which is two Business Days (as defined in the applicable Indenture) immediately preceding the Fundamental Change Repurchase Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. (See “Section 2.1 —The Company’s Obligation to Repurchase the Notes”)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. (See “Section 2.1 —The Company’s Obligation to Repurchase the Notes”)

How do I surrender my Notes for repurchase?

To surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right, you must deliver the Fundamental Change Repurchase Notice to the Paying Agent prior to the Fundamental Change Expiration Time, and subsequently surrender the Notes to the Paying Agent, in each case, through the transmittal procedures of The Depository Trust Company (“DTC”).

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Repurchase Right and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender the Notes on such Holder’s behalf through the transmittal procedures of the DTC prior to the Fundamental Change Expiration Time.

Holders who are DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Notes to the Paying Agent electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system.

You bear the risk of untimely submission of the Fundamental Change Repurchase Notice. You must allow sufficient time for completion of the necessary procedures prior to the Fundamental Change Expiration Time, after which time you will not be able to exercise the Fundamental Change Repurchase Right.

By delivering, or instructing your nominee to deliver, the Fundamental Change Repurchase Notice to the Paying Agent through the transmittal procedures of DTC, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Notice. (See “Section 3 —Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” and “Section 3.1 – Method of Delivery”)

If I surrender my Notes for repurchase, when will I receive payment for them?

We will accept for payment all validly surrendered Notes that have not been validly withdrawn promptly upon expiration of the Fundamental Change Repurchase Right. We will promptly deposit with the Paying Agent on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for all of the Notes to be repurchased on the Fundamental Change Repurchase Date, and the Paying Agent will on the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See “Section 5 —Payment for Surrendered Notes; Source and Amount of Funds”)

How do I withdraw a Fundamental Change Repurchase Notice that I have already delivered?

You can withdraw a Fundamental Change Repurchase Notice that has already been delivered by complying with the withdrawal procedures of DTC in sufficient time to allow it to withdraw the Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the withdrawal procedures of DTC prior to the Fundamental Change Expiration Time. (See “Section 4 —Right of Withdrawal”)

If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes or can I surrender just a portion of my Notes?

If you choose to surrender Notes, you are not required to surrender all of your Notes. You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple of $1,000. (See “Section 3 —Procedures to be Followed by Holders Electing to Surrender notes for Repurchase”)

If I want to convert my Notes during the Conversion Period, what should I do?

If you want to convert your Notes during the Conversion Period, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to The Bank of New York Mellon Trust Company, N.A., as the conversion agent (the “Conversion Agent”) through the transmittal procedures of DTC, prior to the end of the Conversion Period at the end of the day, immediately after at 11:59 p.m., Eastern time, February 23, 2015.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes through the transmittal procedures of DTC prior to the end of the Conversion Period. (See “Section 2.3 —Conversion Rights of the Holders”)

If I have already elected to exercise my Fundamental Change Repurchase Right, can I still convert my Notes?

If you have already exercised your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. You bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice. Notes properly surrendered for conversion may not be withdrawn. (See “Section 2.3 —Conversion Rights of the Holders”)

Do I need to do anything if I do not wish to surrender my Notes for repurchase?

No. If you do not surrender your Notes before the expiration of the Fundamental Change Repurchase Right, we will not repurchase your Notes and such Notes will remain outstanding subject to the Indenture. (See “Section 3 — Procedures to be Followed by Holders Electing to Surrender notes for Repurchase”)

If I do not surrender my Notes for conversion during the Conversion Period, will I continue to be able to exercise my conversion rights in the future?

Yes. If you do not convert your Notes during the Conversion Period or do not deliver a Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time, you will continue to have the right to convert your Notes for cash in accordance with the terms of the Indenture. However, Holders that convert their Notes after the end of the Conversion Period may not be entitled to a make-whole premium (or may be entitled to a lesser make-whole premium) in connection with such conversion, and as a result, may be entitled to a less favorable Conversion Rate and less cash consideration. On the Fundamental Change Repurchase Date, the Company intends to deposit sufficient cash with the Trustee for the satisfaction and discharge of each Indenture pursuant to Section 9.01 of each Indenture. (See “Section 2.3 —Conversion Rights of the Holders”)

What are the material U.S. federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes?

A Holder’s receipt of cash in exchange for Notes pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Notes upon the exercise of either the Fundamental Change Repurchase Right or conversion rights, see “Section 11 —Material U.S. Federal Income Tax Considerations.”

Who is the Paying Agent and the Conversion Agent?

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is serving as Paying Agent and Conversion Agent in connection with the Holders’ Fundamental Change Repurchase Right and conversion rights. Its address and telephone number are set forth on the front cover page of this Notice.

Who can I talk to if I have questions about the Fundamental Change Repurchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Repurchase Right or the conversion of the Notes may be directed to the Paying Agent, the Conversion Agent and the Information Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice. You should direct any other questions you may have to your own financial and tax advisors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this Notice contain information that includes or is based on “forward-looking statements.” Forward-looking statements include the management’s judgment regarding future events. In many cases, you can identify such statements by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “projected,” “forecast,” “will,” “may” or similar expressions. Because these statements reflect current views concerning future events, these forward-looking statements involve risks and uncertainties. All statements, other than statements of historical fact, included in and incorporated by reference into this Notice regarding the Merger, the Company’s financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Notice are made as of January 22, 2015. Subsequent events or developments may cause our views to change. We do not undertake any obligation to update our forward-looking statements after the date of this document for any reason, even if new information becomes available or other events occur in the future.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to January 22, 2015. You are advised to consult any further disclosures we make on related subjects in our reports filed with the Securities and Exchange Commission (the “SEC”).

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHTS

1. Information Concerning the Company.

1.1 The Company.

Cubist Pharmaceuticals, Inc., (the “Company”) is a biopharmaceutical company focused on the research, development and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. Our principal offices are located at 65 Hayden Avenue, Lexington, Massachusetts 02421. Our telephone number is 781-860-8660, and our website address is www.cubist.com. The Company’s website address is not intended to function as a hyperlink, and the information contained in the Company’s website is not incorporated by reference in this Notice and you should not consider it as part of the Notice.

Additional information regarding the Company is contained in our filings with the SEC. See “Section 12 – Additional Information” on pages 21-23.

1.2 The Merger Agreement.

Pursuant to the Agreement and Plan of Merger, dated as of December 8, 2014 (the “Merger Agreement”), among the Company, Parent, and Mavec Corporation, a Delaware corporation (“Purchaser”), Purchaser commenced a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) for $102.00 per Share, net to the seller in cash, without interest. The Offer expired at the end of the day, immediately after 11:59 p.m., Eastern time, on January 20, 2015, and the tendered Shares were accepted for payment by Purchaser on January 21, 2015. Later in the day, on January 21, 2015, Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and thereby becoming a wholly owned subsidiary of Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) in the treasury of the Company or by Parent, Purchaser or any of Parent’s other subsidiaries, which Shares will be canceled and will cease to exist or (ii) by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be automatically canceled and converted into the right to receive $102.00 per Share in cash (the “Merger Consideration”), without interest, but subject to any required withholding of taxes. As a result of the Merger, the Company ceased to be a publicly traded company (the “Delisting”) and will become wholly-owned by Parent. As a result of the consummation of the Offer, the completion of the Merger, and the Delisting, a Fundamental Change (as defined in the applicable Indenture, a “Fundamental Change”) occurred on January 21, 2015, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. The Fundamental Change also constitutes a Make-Whole Fundamental Change (as defined in the applicable Indenture, a “Make-Whole Fundamental Change”) due to the consummation of the Offer and completion of the Merger. In addition, as a result of the consummation of the Offer, the completion of the Merger, and the Delisting, each Holder also has the right to convert the Notes as described herein.

2. Information Concerning the Notes. The 2.50% Convertible Senior Notes due 2017 (the “2017 Convertible Notes”) of the Company were issued under the Indenture, dated as of October 25, 2010, as supplemented by the Supplemental Indenture dated January 21, 2015 (the “2017 Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The 2017 Convertible Notes mature on November 1, 2017 (the “2017 Stated Maturity”). The 1.125% Convertible Senior Notes due 2018 (the “2018 Convertible Notes”) of the Company were issued under the Indenture, dated as of September 10, 2013, as supplemented by the Supplemental Indenture dated January 21, 2015 (the “2018 Indenture”) between the Company and the Trustee. The 2018 Convertible Notes mature on September 1, 2018 (the “2018 Stated Maturity”). The 1.875% Convertible Senior Notes due 2020 (the “2020 Convertible Notes”) of the Company were issued under the Indenture, dated as of September 10, 2013, as supplemented by the Supplemental Indenture dated January 21, 2015 (the “2020 Indenture” and together with the 2017 Indenture and the 2018 Indenture, the “Indentures”) between the Company and the Trustee. The 2020 Convertible Notes mature on September 1, 2020 (the “2020 Stated Maturity”).

2.1 The Company’s Obligation to Repurchase the Notes. The completion of the Merger resulted in a Fundamental Change pursuant to the terms of the Notes and the Indenture, which obligates the Company to repurchase all Notes validly surrendered for repurchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Repurchase Right will expire at the end of day, immediately after 11:59 p.m., Eastern time, on February 19, 2015 (the “Fundamental Change Expiration Time”). We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. Holders may exercise their Fundamental Change Repurchase Right by (i) delivering notice (the “Fundamental Change Repurchase Notice”) to The Bank of New York Mellon Trust Company, N.A., as paying agent (the “Paying Agent”), at any time prior to the Fundamental Change Expiration Time and (ii) by delivering the Notes described in the Fundamental Change Repurchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Repurchase Notice and surrender your Notes for repurchase.

If we make any change to this Fundamental Change Repurchase Right, which we determine constitutes a material change, we will promptly disclose the change in a supplement to this Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase (this “Notice”) that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Fundamental Change Repurchase Date for a period of five to ten business days, depending on the significance of the change, if the Fundamental Change Repurchase Right would otherwise expire during such five to ten business day period. If we are required to extend the Fundamental Change Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the procedural requirements described in this Notice.

2.2 Repurchase Price. Pursuant to the terms of each Indenture and the Notes, the repurchase price to be paid by the Company for the Notes is a cash price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”). The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time will be paid by the Paying Agent, on the later of the Fundamental Change Repurchase Date and the time of book-entry transfer of such Notes to the Paying Agent. Notes validly surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or an integral multiple of $1,000.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date in an amount equal to the following computation multiplied by each $1,000 of principal amount validly surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid (November 1, 2014 with respect to the 2017 Convertible Notes, September 1, 2014 with respect to the 2018 Convertible Notes and September 1, 2014 with respect to the 2020 Convertible Notes) to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on the 2017 Convertible Notes, 2018 Convertible Notes and 2020 Convertible Notes that are validly surrendered for repurchase on the Fundamental Change Repurchase Date and not validly withdrawn will be approximately $7.99, $5.47 and $9.11, respectively, per $1,000 principal amount of Notes surrendered, assuming a Fundamental Change Repurchase Date of February 23, 2015. The Company therefore estimates that the Fundamental Change Repurchase Price on the 2017 Convertible Notes, 2018 Convertible Notes and 2020 Convertible Notes will be approximately $1,007.99, $1,005.47 and $1,009.11, respectively, per $1,000 principal amount of Notes surrendered.

The Fundamental Change Repurchase Price is based solely on the requirements of the applicable Indenture and the Notes and bears no relationship to the market price of the Notes or the Shares. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, before making a decision whether to surrender their Notes for repurchase.

None of the Company or Parent or any of their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase, or to exercise the conversion rights (if at all), pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3 Conversion Rights of the Holders. As a result of the consummation of the Merger, that occurred on January 21, 2015, notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the Holder, at any time until 11:59 p.m., Eastern time, on February 23, 2015 (the “Conversion Period”). Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company and the Trustee entered into a Supplemental Indenture with respect to each Indenture providing that, following the Merger, the Notes are convertible into the Merger Consideration that a Holder would have been entitled to receive upon the consummation of the Merger had each $1,000 principal amount of the Notes been converted into a number of Shares equal to the Conversion Rate (as defined in the applicable Indenture, and taking into the account the make-whole premium due to any Holder converting such Notes in connection with the consummation of the Offer and the completion of the Merger, the “Conversion Rate”) immediately prior to the consummation of the Merger. As a result, the Company’s conversion obligation with respect to Notes that are converted during the Conversion Period will be fixed at an amount in cash, equal to the Conversion Rate of 34.66199631 for the 2017 Convertible Notes, 13.17448859 for the 2018 Convertible Notes and 13.51652926 for the 2020 Convertible Notes, in each case multiplied by $102.00 (i.e., the Merger Consideration). As a result, Holders will be entitled to receive $3,535.52 in cash per $1,000 aggregate principal amount of 2017 Convertible Notes, $1,343.80 in cash per $1,000 aggregate principal amount of 2018 Convertible Notes and $1,378.69 in cash per $1,000 aggregate principal amount of 2020 Convertible Notes validly surrendered for conversion during the Conversion Period.

Upon the conversion of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations as described above will be deemed to satisfy in full its obligation to pay the principal amount of the Notes and any accrued and unpaid interest thereon.

If you want to convert your Notes, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to the Conversion Agent through the transmittal procedures of DTC, prior to end of the Conversion Period.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes through the transmittal procedures of DTC prior to the end of the Conversion Period.

Timely delivery of the appropriate instruction form and the Notes in compliance with the transmittal procedures of DTC is the responsibility of the surrendering Holder.

The Conversion Date will be the date on which you have satisfied all of the foregoing requirements (the “Conversion Date”). The Notes will be deemed to have been converted immediately prior to the end of the day, immediately after 11:59 p.m., Eastern time, on the Conversion Date.

If you exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. Holders bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice.

Any Notes that are properly surrendered for conversion may not be withdrawn. Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Repurchase Right may surrender their Notes for conversion into cash as described herein or as otherwise provided in the applicable Indenture.

Holders who do not convert their Notes during the Conversion Period or who do not deliver a Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time will continue to have the right to convert their Notes for cash in accordance with the terms of the applicable Indenture. However, Holders that convert their Notes after the end of the Conversion Period may not be entitled to a make-whole premium in connection with such conversion (or may be entitled to a lesser make-whole premium), and as a result, may be entitled to a less favorable Conversion Rate and less cash consideration. On the Fundamental Change Repurchase Date, the Company intends to deposit sufficient cash for the conversion of the Notes with the Trustee for the satisfaction and discharge of each Indenture pursuant to Section 9.01 of each Indenture.

The Bank of New York Mellon Trust Company, N.A. is acting as Conversion Agent in connection with the conversion rights described herein. Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000.00:

Fundamental Change Repurchase Right. If you exercise the Fundamental Change Repurchase Right and the Notes are repurchased for the Fundamental Change Repurchase Price, you will receive $1,000.00 plus a sum equal to accrued but unpaid interest to, but excluding, the Fundamental Change Repurchase Date, for a total consideration of approximately $1,007.99, $1,005.47 or $1,009.11, for any 2017 Convertible Notes, 2018 Convertible Notes, and 2020 Convertible Notes, respectively, assuming a Fundamental Change Repurchase Date of February 23, 2015.

Conversion. If you exercise your conversion rights during the Conversion Period, you will receive cash in an amount equal to the applicable Conversion Rate (calculated in accordance with the Indenture) of 34.66199631 for the 2017

Convertible Notes, 13.17448859 for the 2018 Convertible Notes and 13.51652926 for the 2020 Convertible Notes, multiplied by $102.00 (i.e., the Merger Consideration). As a result, Holders will be entitled to receive upon conversion $3,535.52 in cash per $1,000 aggregate principal amount of the 2017 Convertible Notes, $1,343.80 in cash per $1,000 aggregate principal amount of the 2018 Convertible Notes and $1,378.69 in cash per $1,000 aggregate principal amount of the 2020 Convertible Notes validly surrendered for conversion.

The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right. The value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is substantially less than the amount that you would receive if you converted your Notes during the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company or Parent or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent, is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

2.4 Market for the Notes and the Shares. There is no established market for trading in the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of the Shares (to the extent such Shares are traded) and the market for similar Notes. Following the expiration of the Fundamental Change Repurchase Right and the Conversion Period, the Notes that have not been repurchased or converted may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Notes may be much more limited. We cannot assure you that any market will exist for the Notes following expiration of the Fundamental Change Repurchase Right. Even if such a market does exist, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the repurchase or conversion of a significant amount of the Notes pursuant to the terms of this Notice would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Fundamental Change Repurchase Right and the Conversion Period. The extent of the public market for the Notes following the expiration of the Fundamental Change Repurchase Right and the Conversion Period will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. As of the date of this Notice, all of the Notes are held in global form through DTC. As of January 20, 2015, there was $1,028,790,000 aggregate principal amount of Notes outstanding. As of January 20, 2015, the most recent closing price of the 2017 Convertible Notes, 2018 Convertible Notes and 2020 Convertible Notes in the over-the-counter market as quoted on Bloomberg was $349.00, $134.25 and $137.07, respectively, per $1,000 principal amount.

In connection with the Merger, the Shares ceased trading on the NASDAQ Global Select Market on January 21, 2015. Prior to the Merger, the Shares traded on the NASDAQ Global Select Market under the symbol “CBST.” The following table shows the high and low sale price of the Shares on the NASDAQ Global Select Market, as reported in the Company’s Annual Report on Form 10-K for the periods ended December 31, 2013, and thereafter as reported in published financial sources.

	Common Stock Price
	2013		2014
	High	Low	High	Low
First Quarter	$48.31	$40.44	$82.12	$67.77
Second Quarter	$56.68	$44.25	$76.20	$61.74
Third Quarter	$68.00	$48.90	$71.70	$60.70
Fourth Quarter	$72.64	$60.34	$101.03	$59.03

On January 21, 2015, the last full trading day prior to the Delisting, the closing sale price of the Shares on the NASDAQ Global Select Market was $101.94 per share. As of January 21, 2015, there were approximately 76,672,953 shares of Shares outstanding. We urge you to obtain current market information for the Notes, to the extent available, before making any decision to either surrender your Notes pursuant to the Fundamental Change Repurchase Right or to surrender your Notes for conversion.

2.5 Interest. Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date in an amount equal to the following computation multiplied by each $1,000 of principal amount validly surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid (November 1, 2014 with respect to the 2017 Convertible Notes, September 1, 2014 with respect to the 2018 Convertible Notes and September 1, 2014 with respect to the 2020 Convertible Notes) to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on the 2017 Convertible Notes, 2018 Convertible Notes and 2020 Convertible Notes that are validly surrendered for repurchase on the Fundamental Change Repurchase Date and not validly withdrawn will be approximately $7.99, $5.47 and $9.11, respectively, per $1,000 principal amount of Notes surrendered, assuming a Fundamental Change Repurchase Date of February 23, 2015. Holders converting the Notes will not receive a cash payment for accrued and unpaid interest. See “Section 2.3 – Conversion Rights of the Holders” above. On the Fundamental Change Repurchase Date, the Company intends to deposit sufficient cash for the conversion of the Notes with the Trustee for the satisfaction and discharge of each Indenture pursuant to Section 9.01 of each Indenture. No interest on the Notes will accrue after the satisfaction and discharge of the applicable indenture.

2.6 Ranking. The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior unsecured indebtedness and senior in right of payment to the Company’s existing and future subordinate debt. However, the Notes are structurally subordinated to all existing and future liabilities of the Company’s subsidiaries and will be effectively junior to any future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness.

3. Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase. In order to receive the Fundamental Change Repurchase Price for their Notes, Holders must deliver the Fundamental Change Repurchase Notice to the Paying Agent prior to the Fundamental Change Expiration Time and deliver the Notes described in the Fundamental Change Repurchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice.

Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple of $1,000. If Holders do not validly surrender their Notes before the Fundamental Change Expiration Time, those Notes will remain outstanding subject to the existing terms of the Notes.

3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, each Fundamental Change Repurchase Notice and the Notes described therein shall be delivered via agent’s message that is transmitted through DTC’s Automated Tender Offer Program (“ATOP”), and delivery via ATOP will satisfy the Holder’s Fundamental Change Repurchase Right delivery requirements pursuant to the terms of the Indenture. Delivery of the Fundamental Change Repurchase Notice and the Notes described therein through ATOP is the responsibility of the surrendering Holder.

Holders who are DTC participants should follow the instructions described above. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender Notes on such Holder’s behalf through the transmittal procedures described above prior to the Fundamental Change Expiration Time.

Any Fundamental Change Repurchase Notice sent to DTC by a Holder or by a broker, dealer, commercial bank, trust company or other nominee on a Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in “Section 3.2—Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right” below.

3.2 Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right. By delivering, or instructing your nominee to deliver, your Fundamental Change Repurchase Notice through ATOP, a Holder acknowledges and agrees as follows:

•	the Notes described in the Fundamental Change Repurchase Notice shall be repurchased by the Company pursuant to the terms and conditions set forth in the Notes, the applicable Indenture and this Notice;

•	such Holder agrees to all of the terms of this Notice;

•	such Holder has received this Notice and acknowledges that this Notice provides the notice required pursuant to the applicable Indenture with respect to the Fundamental Change Repurchase Right;

•	upon the terms and subject to the conditions set forth in this Notice, the applicable Indenture and the Notes, and effective as of the Fundamental Change Repurchase Date, such Holder (i) irrevocably agrees to sell, assign and transfer to the Company all right, title and interest in and to all the Notes described in the Fundamental Change Repurchase Notice, (ii) releases and discharges the Company, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of such Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the applicable Indenture, the Notes and this Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes described in the Fundamental Change Repurchase Notice and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes described in the Fundamental Change Repurchase Notice, and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	such Holder understands that all Notes described in any Fundamental Change Repurchase Notice that is validly delivered and not validly withdrawn prior to the Fundamental Change Expiration Time will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the applicable Indenture, the Notes, this Notice and any related notice materials, as amended and supplemented from time to time, and that the Fundamental Change Repurchase Price is less cash consideration than they would receive upon converting their Notes during the Conversion Period;

•	payment for Notes repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	any delivered Fundamental Change Repurchase Notice may only be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of any Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Fundamental Change Repurchase Notice or the surrender of Notes for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

4. Right of Withdrawal. A Fundamental Change Repurchase Notice may be withdrawn at any time prior to the Fundamental Change Expiration Time.

In order to withdraw a previously delivered Fundamental Change Repurchase Notice, a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to the Fundamental Change Expiration Time. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the withdrawal procedures of DTC.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless the Fundamental Change Repurchase Notice with respect to such Notes is first validly withdrawn prior to the Fundamental Change Expiration Time. Holders bear the risk of untimely withdrawal of a Fundamental Change Repurchase Notice. Notes properly surrendered for conversion may not be withdrawn.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5. Payment for Surrendered Notes; Source and Amount of Funds. We will promptly deposit with the Paying Agent, on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for all of the Notes to be repurchased on the Fundamental Change Repurchase Date, and the Paying Agent will on the later of the Fundamental Change Repurchase Date and the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC, and DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $1,036,632,805, calculated as the sum of (a) (i) $228,790,000, representing 100% of the principal amount of the 2017 Convertible Notes outstanding as of January 20, 2015, plus (ii) $1,827,180, representing accrued and unpaid interest on such 2017 Convertible Notes up to, but excluding, the Fundamental Change Repurchase Date, (b) (i) $350,000,000, representing 100% of the principal amount of the 2018 Convertible Notes outstanding as of January 20, 2015, plus (ii) $1,914,063, representing accrued and unpaid interest on such 2018 Convertible Notes up to, but excluding, the Fundamental Change Repurchase Date, and (c) (i) $450,000,000, representing 100% of the principal amount of the 2020 Convertible Notes outstanding as of January 20, 2015, plus (ii) $4,101,563, representing accrued and unpaid interest on such 2020 Convertible Notes up to, but excluding, the Fundamental Change Repurchase Date.

The Company expects to fund the repurchase from available cash on hand and funds made available by Parent.

6. Notes Acquired. Any Notes repurchased by us pursuant to the Fundamental Change Repurchase Right will be cancelled by the Trustee pursuant to the terms of the applicable Indenture.

7. Plans or Proposals of the Company. Following the consummation of the Merger, all of the outstanding Shares are owned by Parent. In addition, the Shares ceased trading on NASDAQ Global Select Market following the consummation of the Merger, and the Company currently intends to file a Form 15 with the SEC to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and suspend its reporting obligations under Section 15(d) of the Exchange Act. The Company expects the termination of registration to become effective on or around May 3, 2015.

As disclosed by the Company in its Current Report on Form 8-K filed on January 21, 2015, in connection with the consummation of the Merger, the former members of the Company’s Board of Directors were replaced with the individuals listed on Annex A to this Notice.

It is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Parent is in the process of conducting a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential in conjunction with Parent’s other businesses. Parent will continue to evaluate the business and operations of the Company during the pendency of the Fundamental Change Repurchase Right and will take such actions as it deems appropriate under the circumstances then existing.

Except as disclosed in this Notice, the Company and Parent currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

•	none of the Company or Parent or any executive officer, director or affiliate of the Company or Parent or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes;

•	the Company will not repurchase any Notes from such persons; and

•	during the 60 days preceding the date of this Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the applicable Indenture described herein.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

9. Agreements Involving the Company’s Notes. Based on a reasonable inquiry by the Company, except for the Merger Agreement and as described below and in this Notice, none of the Company or Parent, or any of their respective directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right, the Notes or any other securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

In connection with the offering of the 2018 Notes and the 2020 Notes, to minimize the impact of potential dilution to the Company’s Common Stock upon conversion of the 2018 Notes and the 2020 Notes, the Company entered into convertible note hedges (the “Purchased Call Option”) covering 9,705,442 Shares of its Common Stock with Morgan Stanley & Co. International plc, Barclays Bank PLC and Royal Bank of Canada (the “Counterparties”), which have an exercise price of approximately $82.43 per share and are exercisable when and if the 2018 Notes and the 2020 Notes are converted. The Company also sold warrants (“Warrants”) to acquire, subject to customary adjustments, 9,705,442 Shares of its Common Stock with an exercise price of approximately $96.43 per share, also subject to adjustment. The Company paid approximately $179.4 million for the Purchased Call Option and received $121.7 million for the Warrants.

In connection with the Purchased Call Option and the Warrants, on September 4, 2013 and September 5, 2013, the Company and the Counterparties entered into certain confirmation letters (collectively, the “Confirmations”). The Purchase Call Option and the Warrants are separate transactions entered into by the Company with the Counterparties, are not part of the terms of the Notes and will not affect the Holders’ rights with respect to the 2018 Notes or the 2020 Notes. Holders will not have any rights with respect to the Purchased Call Option or Warrants.

The foregoing summary description is qualified in its entirety by reference to the Confirmations themselves, each of which you may examine and copy as set forth in “Section 12-Additional Information” below and which are incorporated by reference into this Notice.

10. Purchases of Notes by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of this Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price (although the Company intends to deposit sufficient cash for the conversion of the Notes with the Trustee for the satisfaction and discharge of each Indenture pursuant to Section 9.01 of each Indenture on the Fundamental Change Repurchase Date). Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right and not validly withdrawn, the business and financial position of the Company and general economic and market conditions.

11. Material U.S. Federal Income Tax Considerations.

This disclosure is limited to the U.S. federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure that could affect the U.S. federal tax treatment of a disposition of a Note as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights. This tax disclosure cannot be used by any Holder for the purpose of avoiding penalties that may be asserted against the Holder under the Internal Revenue Code of 1986, as amended (the “Code”). Holders should seek their own tax and legal advice based on their particular circumstances from an independent tax adviser.

IN GENERAL

The following summary describes certain material U.S. federal income tax consequences of the disposition of a Note as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights, and the receipt of cash in exchange for such Note. It:

•	is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Department regulations all of which are subject to change (possibly with retroactive effect) or to different interpretations;

•	does not discuss the tax considerations to you if you do not hold the Notes or any Share received upon conversion of the Notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•	does not discuss all of the tax considerations that may be relevant to you in light of your particular circumstances or that may be relevant to you because you are subject to special rules, such as rules applicable to banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, S corporations, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, insurance companies, dealers in securities or foreign currencies, traders in securities or foreign currencies that have elected the mark-to-market method of accounting, persons liable for alternative minimum tax, persons holding the Notes as part of a hedge, straddle, “constructive sale, “conversion” or other integrated transaction, or former U.S. citizens or long-term residents subject to taxation as expatriates;

•	does not discuss the effect of any state, local or foreign laws, or any U.S. federal gift tax or estate tax considerations (except to the limited extent described herein with respect to non-U.S. Holders); and

•	does not discuss tax considerations to an owner of the Notes held through a partnership or other pass-through entity.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds the Notes, you should consult your own tax advisors.

Please consult your own tax advisor regarding the application of U.S. federal income tax laws to your particular situation and the consequences of U.S. federal estate and gift tax laws, state, local and foreign laws and tax treaties.

As used in this section, a “U.S. Holder” of a Note means a beneficial owner of a Note that is, for U.S. federal income tax purposes, a citizen or resident of the United States or any political subdivision thereof, a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) such trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date and has a valid election in effect to continue to be treated as a U.S. person, as defined in the Code. As used in this section, a “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

TAX CONSIDERATIONS FOR U.S. HOLDERS

This section applies to you if you are a U.S. Holder.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes and Sale Exchange or Other Taxable Disposition of Shares

Subject to the discussions under “—Accrued Interest” and “—Market Discount”, on the sale, exchange, redemption or other taxable disposition of a Note (including a disposition of a Note by a U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right) or the sale, exchange or other taxable disposition of a Share received on conversion of a Note:

•	You will have taxable gain or loss equal to the difference between the amount of cash received on the disposition, other than amounts attributable to accrued but unpaid interest (which will be taxable as described under “—Accrued Interest” below), and your adjusted tax basis in the Note.

•	Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you have a holding period for the Note or common stock that is more than one year. The deductibility of capital losses is subject to limitation.

•	Your adjusted tax basis in a Note generally will equal the cost of the Note to you. If you have elected to include “market discount” (as described below) in income as it accrues, then your tax basis in a Note will be increased by any market discount previously included in gross income. If you purchased a Note for an amount greater than its principal amount, then your tax basis in the Note will be decreased by the amount of any such excess that you have elected to offset against interest income as amortizable bond premium.

Accrued Interest

Amounts received by you upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights that are attributable to accrued and unpaid interest will be taxable to you as ordinary interest income, to the extent that such interest has not been previously included in income.

Market Discount

Gain recognized by you upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the you held such Note, unless you have made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated redemption price at maturity of the Note exceeded your tax basis in that Note immediately after acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless you have elected to accrue market discount using a constant-yield method for U.S. federal income tax purposes.

Medicare Tax on Net Investment Income

U.S. Holders who are individuals, estates or trusts are subject to an additional 3.8% tax on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts), with such tax applying to the lesser of such income or the excess of the U.S. Holder’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income generally includes any distributions recognized in respect of the Notes, dividends recognized in respect of the stock, and any gain recognized upon the sale, exchange redemption, or other disposition of the Notes or stock. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of a Note or stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply with respect to payments attributable to accrued but unpaid interest on, and payment of the proceeds from the disposition of, the Notes. Backup withholding may apply to those payments if you fail to provide to the Paying Agent your taxpayer identification number, or certification of exempt status, or if you have failed to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished in the appropriate manner to the IRS.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The discussion that follows this paragraph applies to you if you are a non-U.S. Holder and the interest and gain you receive is not effectively connected with your conduct of a U.S. trade or business. If the interest and gain you receive is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), you will be subject to rules similar to those described above for U.S. Holders. In addition to this treatment, if you are a corporation, you could be subject to a branch profits tax at a rate of 30% (or lower applicable treaty rate). You will be exempt from the withholding tax on interest and dividends discussed below, although you will be required to provide a properly executed IRS Form W-8ECI (or other applicable form) in order to obtain an exemption from withholding. These rules are complex and you should consult with your tax advisors.

This section assumes that we are or have been at no time a “U.S. real property holding corporation.” We believe that we are not and have not been a U.S. real property holding corporation and do not expect to become such a corporation. If we are or have been a U.S. real property holding corporation, there could be adverse tax consequences to a non-U.S. Holder.

Sale, Exchange, Redemption or Other Disposition of the Notes and Sale or Exchange of Shares of Our Common Stock

Subject to the discussion of “—Accrued Interest” and “—Information Reporting and Backup Withholding” below, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of a Note or the sale or exchange of a Share unless you are an individual present in the United States for at least 183 days during the year in which you dispose of the Note or shares of our common stock, and other conditions are satisfied.

Accrued Interest

Subject to the discussion under “—Information Reporting and Backup Withholding” below, amounts paid to you will not be subject to U.S. federal withholding tax, provided that pursuant to the ‘‘portfolio interest’’ exception:

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote,

•	you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to the Company,

•	you are not a bank receiving interest on the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, and

•	you satisfy certain certification requirements.

Payments of interest on a Note that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding.

U.S. Federal Estate Tax

A Note held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for U.S. estate tax purposes, provided that (i) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote and (ii) at the time of death, payments with respect to such Note would not have been effectively connected with the conduct by such holder of a trade or business in the United States.

Common stock held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will be included in the gross estate for the purpose of the U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty. Estates of non-resident non-citizens are generally allowed a statutory credit which has the effect of offsetting the U.S. federal estate tax imposed on the first $60,000 of the taxable estate.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. Holder any interest or dividend paid during the year (including payments attributable to accrued but unpaid interest). Copies of these information returns may also be made available under the provisions of a treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides. Certain certification requirements may apply in order for non-U.S. Holders to avoid backup withholding. Backup withholding is not an additional tax. You may use the withheld amounts, if any, as a credit against your federal income tax liability.

TREATMENT OF NON-EXERCISING HOLDERS

A Holder that does not exercise its Fundamental Change Repurchase Right or conversion rights with respect to a Note generally should not incur U.S. federal income tax liability with respect to the Note as a result of the consummation of the repurchase of Notes by the Company pursuant to this Notice.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER LAW.

12. Additional Information. The Company is currently subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

As described in “Section 7—Plans or Proposals of the Company” above, after the consummation of the Merger, the Shares ceased trading on the NASDAQ Global Select Market. The Company currently intends to file a Form 15 with the SEC to terminate the registration of the Shares under the Exchange Act and suspend its reporting obligations under Section 15(d) of the Exchange Act. The Company expects the termination of registration to become effective on or around February 2, 2015.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto (including this Notice and the Supplemental Indenture), may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Notice some of the information that we file and which is filed by Parent with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 25, 2014;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed on November 7, 2014, for the quarterly period ended June 30, 2014, filed on August 11, 2014 and for the quarterly period ended March 21, 2014, filed on May 2, 2014;

•	the Company’s Current Reports on Form 8-K, filed on December 8, 2014 and January 21, 2015 (including all exhibits attached thereto);

•	all other reports filed by the Company with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•	all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to the Fundamental Change Expiration Time;

•	the 2017 Indenture between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on October 25, 2010;

•	the 2018 Indenture between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on September 10, 2013;

•	the 2020 Indenture between the Company and the Trustee, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on October 25, 2010;

•	the Supplemental Indenture to the 2017 Indenture between the Company and the Trustee, dated January 21, 2015, filed as Exhibit (d)(4) to the Company’s Tender Offer Statement on Schedule TO, filed on January 22, 2015;

•	the Supplemental Indenture to the 2018 Indenture between the Company and the Trustee, dated January 21, 2015, filed as Exhibit (d)(5) to the Company’s Tender Offer Statement on Schedule TO, filed on January 22, 2015;

•	the Supplemental Indenture to the 2020 Indenture between the Company and the Trustee, dated January 21, 2015, filed as Exhibit (d)(6) to the Company’s Tender Offer Statement on Schedule TO, filed on January 22, 2015;

•	Base convertible bond hedge transaction confirmation dated September 4, 2013, between Morgan Stanley & Co. International plc, or Morgan Stanley, and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 5, 2013;

•	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between Barclays Bank PLC, or Barclays, and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 5, 2013;

•	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between RBC and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 5, 2013;

•	Base issuer warrant transaction confirmation, dated September 4, 2013, between Morgan Stanley and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018, filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on September 5, 2013;

•	Base issuer warrant transaction confirmation, dated September 4, 2013, between Barclays and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018, filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on September 5, 2013;

•	Base issuer warrant transaction confirmation, dated September 4, 2013, between RBC and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018, filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on September 5, 2013;

•	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between Morgan Stanley and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020, filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed on September 5, 2013;

•	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between Barclays and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020, filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed on September 5, 2013;

•	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between RBC and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020, filed as Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed on September 5, 2013;

•	Base issuer warrant transaction confirmation, dated September 4, 2013, between Morgan Stanley and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020, filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed on September 5, 2013;

•	Base issuer warrant transaction confirmation, dated September 4, 2013, between Barclays and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020, filed as Exhibit 10.11 to the Company’s Current Report on Form 8-K, filed on September 5, 2013;

•	Base issuer warrant transaction confirmation, dated September 4, 2013, between RBC and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020, filed as Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed on September 5, 2013;

•	Additional convertible bond hedge transaction confirmation, dated September 5, 2013, between Morgan Stanley and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 10, 2013;

•	Additional convertible bond hedge transaction confirmation, dated September 5, 2013, between Barclays and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 10, 2013; and

•	Additional convertible bond hedge transaction confirmation, dated September 5, 2013, between RBC and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 10, 2013.

For more information about the Offer and the Merger, you should review the Tender Offer Statement on Schedule TO, filed by Parent and Purchaser with the SEC on December 19, 2014, and the Company’s Solicitation /Recommendation Statement on Schedule 14D-9, as amended, filed by the Company with the SEC on December 19, 2014. A copy of the Merger Agreement is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2014.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. The Company has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right.

14. Conflicts. In the event of any conflict between this Notice, on the one hand, and the terms of the applicable Indenture or the Notes or any applicable laws, on the other hand, the terms of the applicable Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company or Parent or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

CUBIST PHARMACEUTICALS INC.

January 22, 2015

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s Board of Directors and each of the Company’s executive officers. The current business address of each person is c/o Merck & Co., Inc., 2000 Galloping Hill Road K1-3045, Kenilworth, NJ 07033, and the business telephone number is (908) 740-4000. All directors and executive officers listed below are citizens of the United States.

Name	Age	Position

Sunil A. Patel	43	Director, Vice President

John Mustillo	55	Director

Robert M. Davis	48	Chief Executive Officer

Bruce N. Kuhlik	57	Vice President

Jon Filderman	56	Secretary

Katie Fedosz	37	Assistant Secretary

Executive Officers

Sunil A. Patel has been a director and Vice President since 2015 and has served as Associate Vice President, Corporate Development of Parent since 2013. He has responsibility for Corporate Development, Financial Evaluation & Analysis and Competitive Intelligence. From 2010 to 2013, Mr. Patel served as Executive Director, U.S. Business Development. Prior to 2010, Mr. Patel served as Senior Director, Corporate Licensing.

Robert M. Davis has served as Chief Executive Officer since 2015 and has served as Executive Vice President and Chief Financial Officer of Parent since April 2014. He is responsible for Parent’s worldwide financial organization, investor relations, corporate strategy, corporate business development, global facilities and Parent’s joint venture relationships. Prior to April 2014, Mr. Davis served as Corporate Vice President and President, Baxter Medical Products from 2010 to 2014, Corporate Vice President and President of Baxter’s Renal business and Corporate Vice President and Chief Financial Officer, Baxter Healthcare, from 2006 to 2010.

Bruce N. Kuhlik has served as Vice President since 2015. He has served as Executive Vice President and General Counsel of Parent since 2009. He is responsible for legal, communications and public policy functions. Mr. Kuhlik previously held the same position in 2008.

Jon Filderman has served as Secretary since 2015. He has served as Managing Counsel, Corporate Legal Group of Parent for the last 5 years.

Katie Fedosz has served as Assistant Secretary since 2015. She has served as Senior Assistant Secretary of Parent since 2010, prior to which she was Assistant Secretary from November 2009 to September 2010.

Directors

John Mustillo has been a director since 2015 and has served as an Executive Director, Corporate Development of Parent since April 2003 where he has supported a number of parent’s external transactions. Prior to that, he served as Executive Director, Financial Evaluation & Analysis (FE&A) from July 1999 to March 2003 and prior to that as Senior Director, FE&A from November 1995 to June 1999.